Exhibit 99(h)
                             PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
SEPTEMBER 12, 1997


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


                      TCBY DECLARES CASH DIVIDEND


LITTLE ROCK, AR - September 12, 1997 - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the Board of Directors of the Company declared a $.05 per share cash dividend. This dividend is payable on October 10, 1997 to shareholders of record as of September 25, 1997.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, soft serve sorbet, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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